                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                                  C.R. BARD
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                                     [BARD LOGO]

C. R. BARD, INC.
730 CENTRAL AVENUE
MURRAY HILL, NEW JERSEY 07974

March 10, 2000

Dear Shareholder:

     Your Board of Directors joins me in extending an invitation to attend the 2000 Annual Meeting of Shareholders which will be held on Wednesday, April 19, 2000, at the Hamilton Park Conference Center, 175 Park Avenue, Florham Park, New Jersey. The meeting will start promptly at 10:00 a.m.

     We sincerely hope you will be able to attend and participate in the meeting. We will report on the Company's progress and respond to questions you may have about the Company's business. There will also be important items to be acted upon by shareholders.

     If you plan to attend the meeting and are a shareholder of record, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each shareholder of record. If your shares are not registered in your name, please advise the shareholders of record (your bank, broker, etc.) that you wish to attend. That firm must provide you with evidence of your ownership, which will enable you to gain admission to the meeting.

     Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. As a shareholder of record, you can vote your shares by telephone in accordance with the instructions set forth on the enclosed proxy card, or mark your vote on the proxy card, sign and date it and mail it in the envelope provided.

                                         Sincerely,

                                         /s/ William H. Longfield

                                         WILLIAM H. LONGFIELD
                                         Chairman and
                                         Chief Executive Officer

                                C. R. BARD, INC.
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 19, 2000

                             ---------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of C. R. Bard, Inc. will be held on Wednesday, April 19, 2000, at the Hamilton Park Conference Center, 175 Park Avenue, Florham Park, New Jersey, at 10:00 a.m. for the following purposes:

     1.  To elect three Class I directors for a term of three years;

     2. To ratify the appointment of Arthur Andersen LLP as independent public accountants for the year 2000; and

     3. To transact such other business as may properly come before the meeting and any adjournments thereof.

     Only shareholders of record at the close of business on February 28, 2000, are entitled to notice of and to vote at the meeting.

     A copy of the Annual Report of C. R. Bard, Inc. for 1999 is enclosed with this Notice, the attached Proxy Statement and the accompanying proxy card.

     All shareholders are urged to attend the meeting in person or by proxy. Shareholders who do not expect to attend the meeting are requested to vote either: (i) by phone as directed on the enclosed proxy card; or (ii) by completing, signing and dating the enclosed proxy card and returning it promptly in the self-addressed envelope provided.

                                          By order of the Board of Directors

                                          NADIA C. ADLER
                                          Secretary

March 10, 2000

                      NO MATTER HOW MANY SHARES YOU OWNED
                  ON THE RECORD DATE, YOUR VOTE IS IMPORTANT.

     PLEASE INDICATE YOUR VOTING INSTRUCTIONS EITHER (I) BY PHONE AS DIRECTED ON THE ENCLOSED PROXY CARD; OR (II) ON THE ENCLOSED PROXY CARD BY SIGNING, DATING AND RETURNING IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PHONING IN YOUR VOTE OR MAILING YOUR PROXY CARD PROMPTLY.

                                C. R. BARD, INC.
                               730 CENTRAL AVENUE
                         MURRAY HILL, NEW JERSEY 07974

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

GENERAL

     The accompanying proxy is solicited on behalf of the Board of Directors of
C. R. Bard, Inc. (the "Company") for use at the Annual Meeting of Shareholders referred to in the foregoing notice and at any adjournment thereof. It is expected that this Proxy Statement and the accompanying proxy will be mailed commencing March 10, 2000, to each shareholder entitled to vote.

     Shares represented by proxies, if such proxies are properly given and not revoked, will be voted in accordance with the specifications given thereby or, if no specifications are given, will be voted FOR the election as directors of all nominees named herein, FOR Proposal No. 2 and in accordance with the discretion of the named attorneys and proxies on any other business. Any proxy may be revoked at any time before it is exercised by notice in writing delivered to the Secretary of the Company.

     Under New Jersey law and the Company's By-Laws, the presence in person or by proxy of the holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting of Shareholders constitutes a quorum. Directors are elected by a plurality of the votes cast at the Annual Meeting of Shareholders. The approval of Proposal No. 2 requires the affirmative vote of a majority of the votes cast on the proposal.

     Votes cast at the Annual Meeting of Shareholders will be tabulated by the Company's transfer agent. Votes withheld for the election of directors have no impact on the election of directors, and abstentions and broker non-votes will have no effect on Proposal No. 2.

     On February 28, 2000, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders, the outstanding voting securities of the Company consisted of 50,831,338 shares of Common Stock. Each share is entitled to one vote.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     There are currently nine members of the Board of Directors, divided into three classes. Class I consists of three directors whose terms expire in 2000. Class II consists of three directors whose terms expire in 2001. Class III consists of three directors whose terms expire in 2002. Upon election by shareholders, directors serve for a three-year term and until their successors are elected and qualified.

     Three directors are to be elected at the Annual Meeting of Shareholders. Two current members of the Board of Directors constituting Class I directors are nominated for re-election. One current member of the Board of Directors, who is designated as a nominee for election as a Class I director, is also nominated to be elected.

     Votes pursuant to the accompanying proxy will be cast, unless otherwise indicated on the proxy, for the election of the three nominees named below. In the event that any such nominee shall be unable to serve as a director, it is intended that the proxy solicited hereby will be voted for such other person or persons as may be nominated by the Board of Directors. Management has no reason to believe that any nominee will be unable to serve.

     Set forth below are the names, principal occupations and ages of the three nominees for election as directors and the other current directors, as well as certain information relating to other positions held by them with the Company and other companies. Except as otherwise indicated, the information set forth below as to principal occupation is for at least the last five years. There are no family relationships among directors and nominees.

                 NOMINEES FOR RE-ELECTION AS CLASS I DIRECTORS

MARC C. BRESLAWSKY     MARC C. BRESLAWSKY
                       President and Chief Operating Officer of Pitney Bowes Inc.
                       (systems to manage the exchange and distribution of
                       information and packages) since May 1996, having been Vice
                       Chairman since October 1994 and President of Pitney Bowes
                       Office Systems from 1990 to 1994; age 57. Mr. Breslawsky has been a director since 1996 and is a member of the Audit
                       Committee, Finance Committee and Compensation Committee. He
                       is also a director of Pitney Bowes Inc., The United
                       Illuminating Company, Pitney Bowes Credit Corp. and The
                       Pittston Company.

WILLIAM T. BUTLER,     WILLIAM T. BUTLER, M.D.
       M.D.
                       Chancellor of Baylor College of Medicine since January 1996, having been President and Chief Executive Officer from 1979 to 1996; age 67. Dr. Butler has been a director since 1988 and is a member of the Compensation Committee, Regulatory
                       Compliance Committee and Governance Committee. He is a
                       member of the Institute of Medicine of the National Academy of Sciences. He is also a director of Lyondell Chemical
                       Company and has been Chairman of Lyondell Chemical Company since June 1997.

                   NOMINEE FOR ELECTION AS A CLASS I DIRECTOR

  ELAINE L. CHAO       ELAINE L. CHAO
                       Distinguished Fellow, The Heritage Foundation (a research
                       and educational institute) since 1996 and Chairman of the
                       Foundation's Asia Advisory Council, having been Director of the Peace Corps from 1991 to 1992 and President and Chief
                       Executive Officer of United Way of America from 1992 to
                       1996; age 46. Ms. Chao was elected a director in 1999 and is a member of the Audit Committee, Finance Committee and
                       Regulatory Compliance Committee. She is also a director of
                       Northwest Airlines, Inc., Dole Food Company, Inc., Millipore
                       Corporation and The Clorox Company.

                         OTHER DIRECTORS OF THE COMPANY

                               CLASS II DIRECTORS
                             (TERMS EXPIRE IN 2001)

 Robert P. Luciano     ROBERT P. LUCIANO
                       Chairman Emeritus of Schering-Plough Corporation
                       (pharmaceuticals and consumer products), having been
                       Chairman and Chief Executive Officer from January 1986 to
                       December 1995 and Chairman from January 1996 to November
                       1998; age 66. Mr. Luciano has been a director since 1981 and is a member of the Executive Committee, Compensation
                       Committee and Governance Committee. He is also a director of
                       Honeywell Inc., Merrill Lynch & Co., Inc. and
                       Schering-Plough Corporation.

  Anthony Welters      ANTHONY WELTERS
                       Chairman and Chief Executive Officer of AmeriChoice
                       Corporation (managed health care services holding company)
                       and its predecessor companies since 1989; age 45. Mr.
                       Welters was elected a director in 1999 and is a member of
                       the Finance Committee, Governance Committee and Regulatory
                       Compliance Committee. Mr. Welters is a recipient of the
                       prestigious Horatio Alger award and now serves as a director of the Horatio Alger Association. He is also a director of
                       West Pharmaceutical Services, Inc. and serves as Vice
                       Chairman of the Board of Trustees for the Morehouse School
                       of Medicine in Atlanta.

   Tony L. White       TONY L. WHITE
                       Chairman, President and Chief Executive Officer of PE
                       Corporation (life science systems and analytical
                       instruments) since September 1995, having been Executive
                       Vice President, Baxter International Inc. from November 1993 to September 1995 and Executive Vice President, Global
                       Business, Baxter International Inc. from March 1992 to
                       November 1993; age 53. Mr. White has been a director since
                       1996 and is a member of the Executive Committee, Audit
                       Committee and Compensation Committee. He is also a director of Ingersoll-Rand Company.

                              CLASS III DIRECTORS
                             (TERMS EXPIRE IN 2002)

 T. Kevin Dunnigan     T. KEVIN DUNNIGAN
                       Chairman of Thomas & Betts Corporation
                       (electrical/electronic components, connectors and
                       accessories) since 1997; Chairman and Chief Executive
                       Officer from 1992 to 1997; Chief Executive Officer from 1985 to 1992; and President from 1980 to 1994; age 62. Mr.
                       Dunnigan has been a director since 1994 and is a member of the Executive Committee, Audit Committee and Governance
                       Committee. He is also a director of Pro Mach, Inc.

     Regina E.         REGINA E. HERZLINGER
    Herzlinger
                       Nancy R. McPherson Professor of Business Administration,
                       Harvard Business School since 1971; age 56. Professor
                       Herzlinger has been a director since 1991 and is a member of the Audit Committee, Finance Committee and Regulatory
                       Compliance Committee. She is also a director of Deere &
                       Company, Cardinal Health, Inc. and Schering-Plough
                       Corporation.

    William H.         WILLIAM H. LONGFIELD
     Longfield
                       Chairman, President and Chief Executive Officer since
                       September 1995, having been President and Chief Executive
                       Officer since June 1994 and President and Chief Operating
                       Officer from September 1991 to June 1994; age 61. Mr.
                       Longfield has been a director since 1990 and is a member of the Executive Committee and Governance Committee. He is also a director of Manor Care, Inc., West Pharmaceutical
                       Services, Inc. and Horizon Health Corporation

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below indicates all persons who, to the knowledge of management, beneficially owned more than 5% of the Company's outstanding Common Stock as of February 28, 2000:

                                                               NUMBER OF SHARES
                                                               OF COMMON STOCK      PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                          BENEFICIALLY OWNED    OF CLASS
------------------------------------                          ------------------    --------
FMR Corp....................................................     5,747,158(1)        11.23
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------
(1) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and a registered investment adviser, is the beneficial owner of 5,680,130 shares as a result of acting as investment adviser to various registered investment companies (the "Funds"). The ownership of one investment company, Fidelity Growth & Income Fund, amounted to 4,381,200 shares. Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, is the beneficial owner of 67,028 shares as a result of serving as investment manager of various institutional accounts. Edward C. Johnson 3d, FMR's Chairman and principal stockholder, FMR, through its control of Fidelity, and the Funds each has sole power to dispose of the 5,680,130 shares owned by the Funds, and Mr. Johnson and FMR, through its control of FMTC, each has sole power to vote and dispose of 67,028 shares owned by the institutional accounts. The Funds' Boards of Trustees have sole power to vote all shares owned by the Funds. Fidelity carries out the voting of the Funds' shares under written guidelines established by the Funds' Boards of Trustees. Members of Mr. Johnson's family are the predominant owners of Class B shares of common stock of FMR. Mr. Johnson owns 12.0% and Abigail P. Johnson, a Director of FMR, owns 24.5% of the voting stock of FMR. The Johnson family and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Through their ownership of voting common stock and the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group as to FMR. The share information reflected is based on the Schedule 13G filed by FMR on February 11, 2000.

SECURITIES OWNERSHIP OF MANAGEMENT

     The table below contains information as of February 28, 2000, with respect to the beneficial ownership of Common Stock of the Company by each director of the Company and the Company's Chief Executive Officer and four other most highly compensated executive officers (collectively, the "Named Executive Officers") and all directors and executive officers as a group (including the Named Executive Officers). At that date, no director or executive officer owned more than 1% of the outstanding Common Stock and all directors and executive officers as a group (22 people) owned beneficially 1.2% of the outstanding Common Stock. Unless otherwise noted in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of Common Stock shown as beneficially owned.

                                                                      SHARES OF COMMON STOCK
                                                                        BENEFICIALLY OWNED
                                                              --------------------------------------
                                                                                       RIGHT TO
                                                                                    ACQUIRE WITHIN
                                                                 HELD AS OF           60 DAYS OF
                                                                FEBRUARY 28,       FEBRUARY 28, 2000
NAME                                                               2000(1)           UNDER OPTIONS
----                                                            ------------       -----------------
Marc C. Breslawsky..........................................         9,843                1,200
William T. Butler, M.D......................................         9,949                3,600
Elaine L. Chao..............................................         1,922             -0-
T. Kevin Dunnigan...........................................        15,778                1,800
Regina E. Herzlinger........................................        15,240                3,600
Guy J. Jordan...............................................        40,590               41,983
William H. Longfield........................................       222,244              431,448
Robert P. Luciano...........................................        32,164                3,600
Timothy M. Ring.............................................        42,160               50,414
Charles P. Slacik...........................................        32,643                7,500
John H. Weiland.............................................        46,250               30,911
Anthony Welters.............................................         2,341             -0-
Tony L. White...............................................         9,753                1,200
All Directors and Executive Officers as a group (22
  people)...................................................       603,287              798,086

---------------
(1) Includes phantom stock shares credited to the accounts of non-employee directors under the Deferred Compensation Agreement for Non-Employee Directors, as follows: Marc C. Breslawsky, 4,592; Elaine L. Chao, 868; Kevin Dunnigan, 6,513; Regina E. Herzlinger, 9,764; Anthony Welters, 987; Tony L. White, 4,477. See "Compensation of Outside Directors -- Fees and Deferred Compensation." Includes share equivalent units credited to the accounts of non-employee directors under the Stock Equivalent Plan for Outside Directors, as follows: Marc C. Breslawsky, 4,451; William T. Butler, M.D., 3,043; Elaine L. Chao, 854; T. Kevin Dunnigan, 7,265; Regina E. Herzlinger, 3,043; Robert P. Luciano, 25,558; Anthony Welters, 854; Tony L. White, 4,451. See "Compensation of Outside Directors -- Stock Equivalent Plan for Outside Directors."

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the federal securities laws, the Company's directors, officers and ten percent shareholders are required to report to the Securities and Exchange Commission and the New York Stock Exchange, by specific dates, transactions and holdings in the Company's Common Stock. Based solely on its review of the copies of such forms received by it or written representations from certain reporting persons that no annual corrective filings were required for those persons, the Company believes that during fiscal year 1999 all these filing requirements were timely satisfied.

BOARD MEETINGS AND COMMITTEES

     Seven regular meetings of the Board of Directors were held during 1999. The average attendance of all directors at the seven Board meetings was 95%. The average attendance of all directors at all meetings of the Board and Committees of the Board during 1999 was 94%. During this period each director attended 92% or more of all meetings of the Board of Directors and of the Committees on which he or she served.

     The Board of Directors has several standing committees, including, among others, an Audit Committee, a Compensation Committee and a Governance Committee.

     The Audit Committee, currently composed of directors Breslawsky, Chao, Dunnigan, Herzlinger and White, met two times during 1999. The principal functions of the Audit Committee are to (i) make recommendations to the full Board of Directors concerning the appointment of independent public accountants;
(ii) review the scope of the audit and related fees; (iii) review the Company's accounting principles, policies and reporting practices with the independent public accountants, internal auditors and management; (iv) discuss with the independent public accountants the results of their audit and determine what action, if any, is required with respect to the Company's internal control structure; (v) meet separately with each of the independent public accountants and the internal auditors and (vi) consider other audit and nonaudit matters from time to time as requested by the full Board of Directors.

     The Compensation Committee, currently composed of directors Breslawsky, Butler, Luciano and White, met three times during 1999. The principal functions of the Compensation Committee are to review and report to the Board of Directors on all matters involving compensation of employees and management and to administer the Company's 1994 Executive Bonus Plan, 1993 Long Term Incentive Plan, as amended and restated, and Management Stock Purchase Plan.

     The Governance Committee, currently composed of directors Butler, Dunnigan, Longfield, Luciano and Welters, met two times during 1999. The principal functions of the Governance Committee are to advise and make recommendations to the Board of Directors on all matters concerning Board procedures and directorship practices. The Committee also reviews and makes recommendations to the Board of Directors concerning the qualifications and selection of candidates as nominees for election as directors and will consider nominees recommended by shareholders. Such recommendations should be submitted to the Secretary of the Company. In addition, the Governance Committee administers the Company's Stock Equivalent Plan for Outside Directors and the Company's 1988 Directors Stock Award Plan, as amended and restated.

EXECUTIVE COMPENSATION

  COMPENSATION COMMITTEE REPORT

     The Company's executive compensation program is designed to create a link between pay and performance. Performance is the critical factor in all compensation decisions. The Company relies on established compensation consultants to analyze and evaluate the total compensation paid to executives against that of competitive companies. The components of total compensation are base salary, annual cash bonus incentives and long-term incentives. The Compensation Committee believes that a strong link between pay and performance will enhance the Company's ability to attract, motivate and retain key employees.

  Stock Ownership Program

     To further align the interests of management and shareholders, the Compensation Committee established formal stock ownership guidelines for the Named Executive Officers and others holding senior executive positions at the corporate and divisional levels. The ownership guidelines are expressed in terms of the value of the Company's Common Stock held by the executive as a multiple of that executive's base salary.

     Under the guidelines of this program, the Chief Executive Officer is required to own a multiple of five times base salary, the Chief Financial Officer and Group Presidents three times base salary and other executives one to two times base salary. Executives subject to the stock ownership guidelines are required to contribute a minimum of 25% of their annual cash bonuses to purchase Common Stock of the Company under the Company's Management Stock Purchase Plan (the "MSPP") and will be required to continue to do so annually until such time as the executive has reached the applicable ownership guidelines. After the executive has reached the applicable ownership guidelines, contribution to the MSPP is voluntary. Messrs. Longfield, Jordan, Ring, Slacik and Weiland contributed 100%, 75%, 30%, 100% and 100%, respectively, of their 1999 bonuses to purchase Common Stock of the Company under the MSPP. Executives who are subject to ownership guidelines have five years to meet the applicable guidelines.

     While the Named Executive Officers and other executives in this program have been given five years in which to comply with this program, the Compensation Committee will monitor participation and expects that incremental progress will be made each year by each executive.

  Base Salaries

     Base salaries are determined by evaluating the responsibility of the executive and by reference to the competitive marketplace for executive talent. In order to attract and retain high caliber executives, base salaries are targeted slightly above average but below the high end compared with the Company's competition for executive talent. The Company believes that its competition for executive talent comes from a selected group of companies in the same industry as, and with sales and products similar to those of, the Company. This selected group of companies is larger than and does not contain all the companies in the peer group which makes up the S&P Medical Products and Supplies Index in the Comparison of Five Year Cumulative Total Returns below, as the Company believes that reference to the S&P Medical Products and Supplies Index provides the most meaningful comparison for shareholder returns, while the larger, selected group of companies is more representative of the Company's competition for executive talent.

     In determining base salary increases as well as total compensation, the Compensation Committee takes into account corporate and individual performance and the salary levels prevailing at the selected group of companies described above. Increases in base salaries are influenced by the performance of the Company and the individual as compared with established goals and objectives. Goals and objectives vary by individual and include the attainment of targeted levels of sales, net profits, earnings per share and return on shareholders' investment. For purposes of base salary increases, no particular weight is assigned to any goal.

     In determining the base salary of Mr. Longfield, the Compensation Committee weighed corporate and individual performance more heavily than analysis of competitive salary data. The Compensation Committee considers the recommendation of Mr. Longfield in approving the base salaries of all executives whose base salaries exceed $150,000 annually, including the Named Executive Officers. Goals and objectives for these individuals are based on the targeted levels described above for the Divisions or corporate staff functions for which they are responsible and on individual strategic and operational initiatives. Performance is weighed more heavily than competitive salary data.

     Each year, the Compensation Committee establishes a merit fund which is used to increase base salaries for professional and managerial employees. The amount of the merit fund is determined on the basis of an analysis of several industry specific and general, non-industry specific surveys which are conducted on an annual basis by consulting companies and trade associations. Individuals receive a salary increase paid out of the merit fund based on a formula which is designed to reward superior individual performance.

  Bonus Plans

     Awards under the Company's bonus plans are determined on the basis of the degree to which corporate and, in certain cases, group financial and individual, non-financial goals are attained.

     Actual incentive compensation awards may be either more or less than targeted amounts depending on actual results compared with corporate, group and individual performance measures. Thus, the Company's incentive plans create a direct link between pay and performance.

     At the beginning of each year, the Board of Directors, for corporate planning purposes and in consultation with the management of the Company, approves certain financial targets for the Company, including an earnings per share target. The earnings per share target then becomes the critical financial indicator used by the Compensation Committee in determining awards under the Company's bonus plans for Mr. Longfield and the other executive officers, other than Group Presidents whose bonuses are determined as described below. All bonuses are based on operational results exclusive of certain items of an unusual and/or non-recurring nature.

     Certain executive officers of the Company, including the Named Executive Officers, receive their bonuses under the Company's 1994 Executive Bonus Plan. Bonuses under this plan for 1999 were determined by reference to the degree to which the Company's earnings per share target for 1999 was achieved and, with respect to Group Presidents, including Messrs. Jordan, Ring and Weiland, with equal weight by reference to the degree to which the net income target established for their respective groups was achieved. In 1999, the Company's earnings per share target was achieved and the net income targets for the groups of Messrs. Jordan, Ring and Weiland were achieved.

     Bonuses for the Company's other executive officers for 1999 were determined by reference to the degree to which the Company's earnings per share target for 1999 was achieved. In 1999, the Company's earnings per share target was achieved.

  Restricted Stock Awards

     Under the Company's 1993 Long Term Incentive Plan, as amended and restated, in 1999 the Compensation Committee granted restricted stock to selected executive officers including the Named Executive Officers. Restricted stock vests in accordance with a schedule specified by the Compensation Committee.

     All grants of restricted stock made to the Named Executive Officers in 1999 (other than a grant made to Mr. Slacik at the time he was hired) vest based upon performance measures ("Performance Shares"). One half of the shares awarded to each recipient in 1999 as Performance Shares become eligible for vesting if, within two years following the date of grant, the closing price of the Company's Common Stock reaches at least $63.50 and the average of the closing prices of the Company's Common Stock during the following 30-consecutive-day period is at least $63.50. All of the shares awarded to each recipient in 1999 as Performance Shares that have not previously become eligible for vesting become eligible for vesting if (i) within three years following the date of grant, the closing price of the Company's Common Stock reaches at least $73.00 and the average of the closing prices of the Company's Common Stock during the following 30-consecutive-day period is at least $73.00 or (ii) the Company attains cumulative earnings per share growth of at least 45% within any period of three consecutive fiscal years, or any shorter period within any period of three consecutive fiscal years, beginning with 1999 or any fiscal year thereafter. Earnings per share growth is determined excluding the effects of unusual or non-recurring events. Performance Shares awarded in 1999 that have become eligible for vesting cease to be subject to risk of forfeiture provided that the recipient remains employed by the Company during the period beginning on the date of grant and ending on the five-year anniversary of the date on which the Performance Shares become eligible for vesting. The Compensation Committee does not expect to make additional awards of restricted stock to recipients of Performance Shares awarded in 1999 until the Performance Shares have become eligible for vesting.

     Restricted stock is combined with other long-term incentives to target total compensation for long-term incentives at slightly above the average but below the high end of the selected group of companies described above. The formula for determining the number of shares of restricted stock, other than Performance Shares, granted to each individual is weighted for attainment of goals and objectives. Executive officers may receive more or less than the targeted amounts depending on actual results compared with corporate and, in certain cases, group and individual performance measures as described under "Bonus Plans." The number of Performance Shares granted to each individual is determined by the Compensation Committee.

  Stock Options

     Under the Company's 1993 Long Term Incentive Plan, as amended and restated, in 1999 the Compensation Committee granted stock options to selected executive officers, including the Named Executive Officers. The Compensation Committee granted limited stock appreciation rights, which may only be exercised in the event of a change of control of the Company, in tandem with all stock options granted to executive officers. Stock options vest in accordance with a schedule specified by the Compensation Committee.

     All grants of stock options made in 1999 (other than grants made to executive officers at the time they were hired) vest based, in part, upon performance measures ("Performance Options"). One half of the shares subject to Performance Options awarded to each recipient in 1999 vest if, within two years following the date of grant, the closing price of the Company's Common Stock reaches at least $62.48 and the average of the closing prices of the Company's Common Stock during the following 30-consecutive-day period is at least $62.48. All of the shares subject to Performance Options awarded to each recipient in 1999 that have not previously vested vest (i) if within three years following the date of grant, the closing price of the Company's Common Stock reaches at least $69.70 and the average of the closing prices of the Company's Common Stock during the following 30-consecutive-day period is at least $69.70, (ii) if the Company attains cumulative earnings per share growth of at least 45% within any period of three consecutive fiscal years, or any shorter period within any period of three consecutive fiscal years, beginning with 1999 or any fiscal year thereafter or (iii) on the seventh anniversary of the date of grant. Earnings per share growth is determined excluding the effects of unusual or non-recurring events.

     Stock options are combined with other long-term incentives to target total compensation for long-term incentives at slightly above the average but below the high end of the selected group of companies described above. In determining the number of options granted to each individual, including Performance Options, the Compensation Committee uses a formula weighted for attainment of goals and objectives. Executive Officers may receive more or less than targeted amounts depending on actual results compared with corporate and, in certain cases, group and individual performance measures as described under "Bonus Plans."

     The Company uses the Black-Scholes method to determine the potential value of stock options.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code of 1986, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer and the four other most highly compensated executive officers for 1994 and thereafter. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company's 1994 Executive Bonus Plan and 1993 Long Term Incentive Plan, as amended and restated, have been structured such that annual incentive bonuses and long-term equity-based compensation paid thereunder for the Company's most senior executives should constitute qualifying performance-based compensation under Section 162(m). The Company's shareholders have approved both such plans. However, the Compensation Committee recognizes that unanticipated future events, such as a change of control of the Company or a change in executive personnel, could result in a disallowance of compensation deduction under Section 162(m). Moreover, the Compensation Committee may from time to time award compensation that is non-deductible under Section 162(m) when in the exercise of the Compensation Committee's business judgment such award would be in the best interest of the Company. The Compensation Committee believes that all compensation reported in the Summary Compensation Table below for 1999 should be deductible under the Internal Revenue Code.

                                          THE COMPENSATION COMMITTEE
                                          Robert P. Luciano, Chairman
                                          Marc C. Breslawsky
                                          William T. Butler, M.D.
                                          Tony L. White

SUMMARY COMPENSATION TABLE

     The table below sets forth information concerning compensation earned by the Named Executive Officers during the last three fiscal years.

                                                                            LONG TERM COMPENSATION
                                                                       ---------------------------------
                                         ANNUAL COMPENSATION                   AWARDS            PAYOUTS
                                  ----------------------------------   -----------------------   -------
                                                           OTHER       RESTRICTED   SECURITIES
                                                           ANNUAL        STOCK      UNDERLYING    LTPIP     ALL OTHER
        NAME AND                  SALARY      BONUS     COMPENSATION     AWARDS      OPTIONS     PAYOUTS   COMPENSATION
   PRINCIPAL POSITION      YEAR     ($)        ($)         ($)(1)        ($)(2)       (#)(3)       ($)        ($)(4)
   ------------------      ----   -------   ---------   ------------   ----------   ----------   -------   ------------
William H. Longfield.....  1999   740,000     488,400     184,121        -0-         100,000      -0-        284,219
  Chairman and Chief       1998   683,000     614,700     520,386        -0-          80,000      -0-        216,080
  Executive Officer        1997   650,000     286,000      19,110        -0-          55,980     32,893(5)   209,476
Guy J. Jordan............  1999   325,000     159,673      39,931        -0-          25,000      -0-         67,960
  Group President          1998   293,283     172,800      35,175        -0-          20,000      -0-         39,916
                           1997   245,000      93,200         -0-        -0-          13,056      -0-         16,866
Timothy M. Ring..........  1999   350,000     181,125      18,122        -0-          25,000      -0-         19,035
  Group President          1998   323,552     219,375      51,777        -0-          20,000      -0-         15,484
                           1997   278,075      82,600         -0-        -0-          12,348      -0-         14,408
Charles P. Slacik*.......  1999   326,250     231,500(6)    60,515     401,000        50,000      -0-         18,520
  Senior Vice President
  and Chief Financial
  Officer
John H. Weiland..........  1999   350,000     196,875      65,645        -0-          25,000      -0-         17,962
  Group President          1998   318,333     191,588     155,891        -0-          20,000      -0-         15,298
                           1997   280,833     116,300         -0-        -0-          12,212      -0-         13,084

---------------
 *  Prior to January 6, 1999, Mr. Slacik was not affiliated with the Company.

(1) For 1999 and 1998, the amounts for Mr. Longfield include $21,294 and $20,202, respectively, of dividend equivalents paid under the Long Term Performance Incentive Plan ("LTPIP Dividend Equivalents"). For 1997, the entire amount for Mr. Longfield represents LTPIP Dividend Equivalents. No grants have been made under the Long Term Performance Incentive Plan since January 1, 1993.

    Beginning with bonuses earned in 1998, the Named Executive Officers are, in certain circumstances, required to contribute a portion of their bonuses to purchase Common Stock of the Company at a discount under the MSPP. The executives are also permitted to contribute the remaining portion of their bonuses to purchase Common Stock of the Company at the same discount under the MSPP. See "Executive Compensation --Compensation Committee
    Report --Stock Ownership Program." Messrs. Longfield, Jordan, Ring, Slacik and Weiland contributed 100%, 75%, 30%, 100% and 100%, respectively, of their 1999 bonuses to purchase Common Stock of the Company under the MSPP. For 1999 and 1998, the amounts for Mr. Longfield include discounts of $162,827 and $500,184, respectively, on Common Stock of the Company purchased under the MSPP (the "MSPP Discount"). For 1999 and 1998, the entire amounts for Messrs. Jordan, Ring, Slacik and Weiland represent the MSPP Discount. None of the shares of Common Stock acquired under the MSPP can be transferred during the three-year period beginning from the time they are acquired. In addition, with respect to shares of Common Stock representing the discount, a prorated number of such shares are forfeited if the executive's employment is terminated because of death, retirement or disability during such three-year period, and all of such shares are forfeited if the executive's employment is otherwise terminated during such three-year period. In the event of a change of control of the Company, however, all restrictions on the shares of Common Stock acquired under the MSPP lapse.

(2) Awards made in 1999 of shares of restricted stock that are subject to performance-based conditions on vesting are reported below under "Long-Term Incentive Plan -- Awards in Last Fiscal Year." As of December 31, 1999:
    William H. Longfield held an aggregate of 144,250 shares of restricted stock with an aggregate value of $7,645,250; Guy J. Jordan held an aggregate of 30,870 shares of restricted stock with an aggregate value of $1,636,110; Timothy M. Ring held an aggregate of 32,160 shares of restricted stock with an aggregate value of $1,704,480; Charles P. Slacik held an aggregate of 27,000 shares of restricted stock with an aggregate value of $1,431,000; and John H. Weiland held an aggregate of 32,410 shares of restricted stock with an aggregate value of $1,717,730.

    Dividends are paid on all shares of restricted stock.

(3) Grants consist of stock options with attached limited rights exercisable in the event of a change of control. See "Certain Compensation Arrangements" below for a description of the material features of the limited stock appreciation rights.

(4) As required by the rules of the Securities and Exchange Commission, the amounts reflected in this column include the annual accruals to the employees' accounts under the Supplemental Insurance/Retirement Plan. Under this plan, the annual accruals are disproportionately higher in the later years of an employee's participation in order to create an incentive to an executive to continue employment with the Company until at least age 62 when accruals cease. The Company believes that a more realistic reflection of the accruals under the Supplemental Insurance/Retirement Plan is the actuarial average, over the years of an executive's participation in the plan, of the aggregate expected accruals under the plan. On this basis, the actuarial average accrual amounts for Messrs. Longfield, Jordan, Ring, Slacik and Weiland would be $159,991, $33,398, $16,375, $11,605 and $22,744, respectively, in 1999, as opposed to the amounts reflected in the column. The actuarial average accrual amounts for Messrs. Longfield, Jordan, Ring and Weiland would be $135,792, $18,546, $11,121 and $17,492, respectively, in 1998 and $130,029, $16,100, $9,796 and $16,070, respectively, in 1997, as opposed to the amounts reflected in the column.

    For William H. Longfield, the 1999 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan, $274,546 accrued under the Supplemental Insurance/Retirement Plan and $5,673 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1998 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan, $204,702 accrued under the Supplemental Insurance/Retirement Plan and $7,378 which, net of tax, is reimbursement for insurance premiums paid under such latter plan, and the 1997 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan, $198,810 accrued under the Supplemental Insurance/Retirement Plan and $6,666 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

    For Guy J. Jordan, the 1999 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan, and $63,960 accrued under the Supplemental Insurance/Retirement Plan; the 1998 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan and $35,916 accrued under the Supplemental Insurance/Retirement Plan, and the 1997 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan and $12,866 accrued under the Supplemental Insurance/Retirement Plan.

    For Timothy M. Ring, the 1999 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan, and $14,434 accrued under the Supplemental Insurance/Retirement Plan and $601 which, net of tax, is reimbursement for insurance premiums paid under such latter plan; the 1998 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan, $10,626 accrued under the Supplemental Insurance/Retirement Plan and $858 which, net of tax, is reimbursement for insurance premiums paid under such latter plan, and the 1997 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan, $9,634 accrued under the Supplemental Insurance/Retirement Plan and $774 which, net of tax, is reimbursement for insurance premiums paid under such latter plan.

    For Charles P. Slacik, the 1999 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan and $14,520 accrued under the Supplemental Insurance/Retirement Plan.

    For John H. Weiland, the 1999 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan, and $13,962 accrued under the Supplemental Insurance/Retirement Plan; the 1998 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan and $11,298 accrued under the Supplemental Insurance/Retirement Plan, and the 1997 amount in the column represents Company contributions of $4,000 under the Retirement Savings Plan and $9,084 accrued under the Supplemental Insurance/Retirement Plan.

(5) The dollar amount was derived by multiplying the number of vested performance units by $10.09, the book value of a share of the Common Stock of the Company at December 31, 1997. These payouts are not made until the employee retires or otherwise leaves employment with the Company. No grants have been made under the LTPIP since January 1, 1993.

(6) Includes a bonus of $50,000 paid to Mr. Slacik at the time he joined the Company.

CERTAIN COMPENSATION ARRANGEMENTS

     The Company has an agreement with Mr. Longfield that provides for benefits upon any termination of employment within three years after a change of control (defined to include the acquisition by a person or a group of 20% or more of the voting power of the Company's stock or a change in the members of the Board of Directors such that the continuing directors cease to constitute a majority of the Board of Directors). This agreement expires three years after any change of control; but, under certain circumstances may be terminated by the Board of Directors prior to any change of control, and will expire immediately upon the earlier of Mr. Longfield's death, permanent disability or termination of employment for cause. Benefits include (i) severance pay of three times the sum of Mr. Longfield's highest base salary and his average annual bonus during the three years prior to severance and (ii) continued participation in the Company's benefit plans for one year (or, if such participation is not possible, provision for substantially similar benefits). The Company has similar agreements with Messrs. Jordan, Ring, Slacik and Weiland. In addition, the Company has entered into a Supplemental Executive Retirement Agreement with Mr. Longfield that provides for additional benefits each year for a period of fifteen years to Mr. Longfield generally equal to (i) 50% of his salary and bonus averaged over the five completed calendar years that provide the highest average of all the completed calendar years ending before the time Mr. Longfield becomes entitled to benefits under such agreement minus (ii) an amount equal to the annual payment that would be made to Mr. Longfield if the sum of benefits to which Mr. Longfield is entitled under the Company's qualified and non-qualified pension plans (as of the date benefits under the agreement commence) were converted into an actuarially equivalent 15-year installment payment of benefits. Benefits under this plan commence upon death, disability, termination other than by reason of discharge for cause, voluntary retirement on or after age 62, or voluntary retirement within two years after a change of control. Change of control for this purpose is defined in substantially the same manner as described above.

     The Company provides supplemental annuities to certain officers, including the Named Executive Officers, and other key employees for a fifteen-year period commencing on retirement pursuant to the Supplemental Insurance/Retirement Plan or, with respect to officers, following a termination of employment within two years after a change of control. Change of control for this purpose is defined in substantially the same manner as in the agreements with Mr. Longfield.

     The Company's 1993 Long Term Incentive Plan, as amended and restated, provides that the Compensation Committee may grant limited stock appreciation rights entitling the holder thereof to surrender to the Company, under certain circumstances, such rights in exchange for cash as described below. A limited stock appreciation right can only be exercised within the sixty-day period commencing upon the date of the first public disclosure of a change of control. Change of control for this purpose is defined in substantially the same manner as in the agreements with Mr. Longfield. Limited stock appreciation rights are exercisable whether or not the holder thereof is then employed by the Company. Upon exercise of a limited stock appreciation right, the holder thereof shall be entitled to receive an amount in cash equal to the greater of (i) the fair market value of the shares of the Common Stock of the Company with respect to which the limited stock appreciation right was exercised over the option price of such shares and (ii) if the change of control is the result of a transaction or a series of transactions, the highest price per share of Common Stock of the Company paid in such transaction or transactions during the sixty-day period up to the date of exercise over the option price of such shares.

     Upon the occurrence of a change of control (defined in substantially the same manner as in the agreements with Mr. Longfield), the following shall vest immediately: (i) stock options granted under the Company's prior stock option plans, (ii) stock options, stock appreciation rights and restricted stock granted under the Company's 1993 Long Term Incentive Plan, as amended and restated, and (iii) performance units (representing the right to future cash payments based on the per share net book value of the Company's Common Stock) granted under the Company's Long Term Performance Incentive Plan.

     Restrictions on shares of Common Stock of the Company acquired under the MSPP lapse upon a change of control of the Company (defined in substantially the same manner as in the agreement with Mr. Longfield). See footnote (1) to the Summary Compensation Table.

COMPENSATION OF OUTSIDE DIRECTORS

  Fees and Deferred Compensation

     Non-employee directors receive an annual retainer of $26,000 cash plus $4,400 to be paid at the director's election in either shares of Common Stock based on the fair market value of the stock on each September Board meeting date, or added to deferred compensation in an equivalent amount of phantom stock. In addition, for each Board and Committee meeting attended, each non-employee director receives a fee of $1,200, except for committee chairmen who receive a committee meeting fee of $2,400 for each committee meeting chaired. Under the Deferred Compensation Agreement for Non-Employee Directors, all or a portion of such cash fees may be deferred at the election of the director, and any amount so deferred is valued at the election of the director either (i) as if invested in an interest-bearing account or (ii) as if invested in units that are valued as if such units were Common Stock of the Company (phantom stock shares). Deferred fees are payable in cash, in installments or as a lump sum upon termination of services as a director. Directors who are also employees do not receive any fees as directors for attendance at Board and committee meetings.

  1988 Directors Stock Award Plan, as Amended

     Under the Company's 1988 Directors Stock Award Plan, as amended (the "1988 Plan"), directors who are not employees of the Company are awarded additional compensation under the Company's 1988 Directors Stock Award Plan, as amended.

  Formula-Based Stock Options and Stock Awards

     In October of the year in which a non-employee director is elected to the Board of Directors, such non-employee director is granted the right to receive 200 shares of Common Stock of the Company during each year of the director's term. However, such director is not entitled to any such installment of shares in the event that for any reason such director is not a non-employee director on the date on which an installment of shares of Common Stock would otherwise be transferable under the 1988 Plan. The 1988 Plan provides that no shares of Common Stock awarded to a non-employee director under the 1988 Plan may be disposed of until the expiration of two years from the date of the transfer of such shares to the non-employee director; however, such transfer restriction ceases to apply upon the death or permanent disability of the non-employee director.

     In July of each year, each non-employee director is granted an option to purchase 600 shares of Common Stock of the Company. Such options have a ten-year term and become exercisable with respect to 200 shares of Common Stock of the Company subject thereto on each of the first three anniversaries following the date of grant. The purchase price per share of Common Stock of the Company purchased under an option granted pursuant to the 1988 Plan shall not be less than the mean between the high and low sale price on the New York Stock
Exchange -- Composite Tape on the date the option was granted.

     If a non-employee director shall, by reason other than death or retirement, cease to be a member of the Board of Directors of the Company while holding an outstanding option, such non-employee director shall be permitted to exercise such option within sixty days from the day he or she ceased to be a member of the Board of Directors; but in no event later than the expiration date of the option, with respect to all or any part of the entire balance of shares of Common Stock of the Company to the extent exercisable by such non-employee director at the time he or she ceased to be a member of the Board of Directors. If a non-employee director shall die after the date he or she ceases to be a member of the Board of Directors of the Company while holding an outstanding option, such option shall be exercisable to the extent, and during the period, that such option would, but for his or her death, have otherwise been exercisable by such non-employee director. If a non-employee director shall cease to be a member of the Board of Directors of the Company by reason of retirement while holding an outstanding option, such non-employee director shall be permitted to exercise such option within three years from the last day of the month in which he or she retired; but in no event later than the expiration date of the option, with respect to all or any part of the entire balance of shares of Common Stock of the Company to the extent exercisable by such non-employee director at the time he or she retired. If a non-employee director shall die while holding an outstanding option, and at the time of death, such option was then exercisable with respect to less than 100% of the shares subject thereto, the number of shares to which such option may be exercisable shall be increased to 100% of the total number of shares subject thereto. The period during which such option shall be exercisable shall commence on the date of death and end on the first anniversary of the month in which the date of death occurred, but in no event shall the period extend beyond the expiration date of the option.

  Nonformula-Based Stock Options and Stock Appreciation Rights

     The Governance Committee may award to non-employee directors non-qualified stock options with or without stock appreciation rights. Nonformula-based options may be awarded with terms ranging from one to ten years. Unless otherwise specifically set forth in the grant thereof, no nonformula-based option will be exercisable during the 12 months following the date of the grant. After the 12-month period, 25% of the total number of nonformula-based options granted are exercisable; after 24 months from the date of grant, 50% are exercisable; after 36 months, 75% are exercisable; and, after 48 months, 100% of the nonformula-based options granted are exercisable. Notwithstanding anything to the contrary, the Governance Committee may, when granting nonformula-based options to any non-employee director, grant options that are exercisable immedi-ately or options that are exercisable according to a schedule different from that set forth in the preceding sentence. The exercise price per share of Common Stock with respect to each nonformula-based option shall not be less than 100% of the fair market value of a share of Common Stock on the day the nonformula-based option is granted.

     If a non-employee director shall cease to be a member of the Board of Directors by reason of retirement, a nonformula-based option held by such non-employee director will remain exercisable after cessation of employment for three years to the extent such nonformula-based option was otherwise exercisable at the time of retirement. If a non-employee director ceases to be a non-employee director because of death, a nonformula-based option held by such non-employee director shall remain exercisable for one year and, if not already fully exercisable, shall become exercisable with respect to all shares subject thereto. If a non-employee director ceases to be a non-employee director other than by reason of death or retirement, a nonformula-based option held by such non-employee director shall remain exercisable for 60 days, to the extent such nonformula-based option was otherwise exercisable at the time of termination. If a non-employee director shall die after the date he or she ceases to be a member of the Board of Directors while holding an outstanding nonformula-based option, such option shall be exercisable to the extent, and during the period, that such nonformula-based option would, but for his or her death, have otherwise been exercisable by such non-employee director. In no event shall a nonformula-based option be exercisable beyond the end of the option period.

     The Governance Committee may grant stock appreciation rights. Stock appreciation rights entitle a non-employee director to receive Common Stock or, with the consent of the Governance Committee, cash in an amount equal to the excess of the fair market value of a share of Common Stock on the date the right is exercised over the price at which the non-employee director could exercise a nonformula-based option to purchase that share. Stock appreciation rights shall be granted only in connection with the granting of nonformula-based stock options. Stock appreciation rights shall be exercisable on the same terms as the nonformula-based options with which they are paired, and a non-employee director may choose to exercise either a nonformula-based option or the related stock appreciation right. The exercise of one terminates the other.

     On September 8, 1999, the Governance Committee granted to each non-employee director a nonformula-based option to purchase 600 shares of Common Stock under the same terms and conditions that apply to formula-based stock options.

  Nonformula-Based Restricted Stock, Stock Awards and Unrestricted Stock

     An award of restricted stock to a non-employee director entitles the non-employee director to receive the number of shares of Common Stock specified by the Governance Committee. An award of restricted stock will vest in accordance with a schedule specified by the Governance Committee. Except as otherwise provided by the Governance Committee, a non-employee director receiving an award of restricted stock shall, prior to the vesting of such restricted stock, have all the rights of a holder of Common Stock, including the right to receive dividends or dividend equivalents paid on and the right to vote such stock. However, prior to the vesting of an award of restricted stock, such restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. If, prior to the vesting of a non-employee director's restricted stock, such non-employee director ceases to be a member of the Board of Directors during the restricted period for any reason other than death or retirement, the Governance Committee may at the time of cessation of service as a member of the Board of Directors terminate the restricted period with respect to any or all of such restricted stock. If the Governance Committee does not terminate the restricted period with respect to such restricted stock at the time of such cessation, such restricted stock will be forfeited. If a non-employee director holding restricted stock ceases to be a member of the Board of Directors during the restricted period by reason of death or retirement, restricted stock held by that non-employee director shall become free of all restrictions thereon and the Company will deliver that restricted stock to that non-employee director or that non-employee director's beneficiary, as the case may be, within 60 days.

     The Governance Committee may grant stock awards in its discretion to non-employee directors of the Company. A stock award consists of Common Stock to be distributed in three approximately equal installments, the first delivery on the date of the stock award and thereafter on the first and second anniversaries of such date, unless otherwise specified by the Governance Committee. No such installment will be delivered on any anniversary of the date of the stock award to a non-employee director whose service as a member of the Board has ceased (except, in the discretion of the Governance Committee, by reason of death or retirement).

     The Governance Committee may grant awards of unrestricted Common Stock under the 1988 Plan to non-employee directors, which Common Stock is delivered to the non-employee director on or about the award date and which is not subject to any restrictions.

     In 1999, the Governance Committee granted awards of Common Stock to those directors who elected to receive $4,400 of their annual retainer in shares of Common Stock as described under "-- Fees and Deferred Compensation."

  Stock Equivalent Plan for Outside Directors

     On January 1, 1997, a Board-approved Stock Equivalent Plan for Outside Directors (the "Stock Equivalent Plan") replaced a retirement income plan formerly maintained by the Company, as explained below. Pursuant to the Stock Equivalent Plan, on December 31 of each year, commencing December 31, 1997, each non-employee director of the Company is credited with a number of units equal to
(i) the sum of (A) the annual retainer for non-employee directors then in effect and (B) 12 times the per meeting fee for non-employee directors then in effect, divided by (ii) the average of the high and low selling prices of the Common Stock of the Company on the New York Stock Exchange on such date. Upon termination of service as a non-employee director, a participant in the Stock Equivalent Plan who shall have served on the Board of Directors for at least five years shall become entitled to receive an amount in cash equal to the product of (i) the number of units credited to such participant and (ii) the average of the closing prices of the Common Stock of the Company on the New York Stock Exchange during the six-month period immediately preceding such participant's termination of service, payable in installments over that number of years equal to the number of full or partial years of such participant's service on the Board of Directors. In the event of a change of control of the Company (defined substantially the same as under "Certain Compensation Arrangements" above), participants in the Stock Equivalent Plan become entitled to receive benefits thereunder. In the event of a participant's death, his or her surviving spouse shall receive the same benefits that such director would have received had he or she survived.

     The Company formerly maintained a retirement income plan for non-employee directors who served on the Board of Directors for at least five years. Upon retirement, such directors became entitled to receive annual payments equal to an amount composed of the annual retainer together with an amount based upon the annual meeting fees in effect at the time of retirement. Such payments were made for that number of years equal to the number of full or partial years of service on the Board of Directors. In the event of the retired director's death, his or her surviving spouse became entitled to receive the same benefits that such director would have received had he or she survived. Currently serving non-employee directors of the Company entitled to benefits accumulated under the retirement income plan elected either to have such benefits paid out upon retirement as provided under the former retirement income plan or to convert such benefits into share equivalent units under the Stock Equivalent Plan. The Company continues to make payments under the retirement income plan for the benefit of non-employee directors who retired prior to January 1, 1997 with at least five years of service on the Board of Directors.

RELATED TRANSACTIONS

     On August 17, 1998, the Company loaned $250,000, with interest at the applicable mid-term federal rate compounded semiannually (6.46% per annum at February 28, 2000), to Todd C. Schermerhorn for the purchase of a primary residence in connection with Mr. Schermerhorn's relocation to New Jersey as Vice President and Treasurer of the Company. The largest amount outstanding on the loan since the loan was made was an aggregate of $271,319 of principal and accrued interest at February 28, 2000.

OPTION GRANTS IN LAST FISCAL YEAR

     The table below sets forth information concerning options granted to the Named Executive Officers during the last fiscal year.

                                                                                             GRANT DATE
                                                     INDIVIDUAL GRANTS                        VALUE(1)
                                  -------------------------------------------------------    ----------
                                  NUMBER OF
                                  SECURITIES     % OF TOTAL
                                  UNDERLYING      OPTIONS
                                   OPTIONS       GRANTED TO     EXERCISE OR                  GRANT DATE
                                   GRANTED      EMPLOYEES IN    BASE PRICE     EXPIRATION     PRESENT
NAME                                (#)(2)      FISCAL YEAR      ($/SHARE)        DATE       VALUE ($)
----                              ----------    ------------    -----------    ----------    ----------
William H. Longfield............   100,000          7.0           48.0625      7/14/2009     1,502,800
Guy J. Jordan...................    25,000          1.7           48.0625      7/14/2009       375,700
Timothy M. Ring.................    25,000          1.7           48.0625      7/14/2009       375,700
Charles P. Slacik...............    20,000          1.4           48.0625      7/14/2009       300,600
                                    30,000          2.1           48.9688      1/06/2009       408,600
John H. Weiland.................    25,000          1.7           48.0625      7/14/2009       375,700

---------------
(1) The valuation calculations are solely for the purposes of compliance with the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, and are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock. Grant date values are based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Accordingly, there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The grant date values were determined based in part upon the following assumptions: (a) an expected volatility of 28% based on daily stock prices of the Company's Common Stock for the one-year period prior to the grant date; (b) a risk-free rate of return of 6.58% (4.75% in the case of the grant of 30,000 options to Mr. Slacik); (c) the Company's Common Stock five-year dividend yield of 2.00%; and (d) an expected option life of 5.19 years.

(2) Grants consist of stock options with attached limited stock appreciation rights that are exercisable in the event of a change of control. See "Certain Compensation Arrangements" above for a description of the material features of the limited stock appreciation rights. All options reflected in the table become exercisable based, in part, on appreciation in the price of the Company's Common Stock. For a discussion of the terms upon which these options become exercisable, see "Executive Compensation -- Compensation Committee Report -- Stock Options."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FISCAL YEAR-END OPTION
VALUES

     The table below sets forth information concerning exercises of stock options by the Named Executive Officers during the last fiscal year and the fiscal year-end value of the Named Executive Officers' unexercised options.

                                                           NUMBER OF                       VALUE OF
                          SHARES                     SECURITIES UNDERLYING           UNEXERCISED IN-THE-
                         ACQUIRED                     UNEXERCISED OPTIONS              MONEY OPTIONS AT
                            ON                           FY-END(#)(1)                    FY-END($)(1)
                         EXERCISE      VALUE      ---------------------------   ------------------------------
NAME                       (#)      REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE(2)
----                     --------   -----------   -----------   -------------   -----------   ----------------
William H. Longfield...   10,100      360,347       431,448        144,752      10,147,763       1,275,598
Guy J. Jordan..........    -0-         -0-           41,983         33,059         732,183         257,772
Timothy M. Ring........   25,196      834,891        50,414         34,418         890,906         286,745
Charles P. Slacik......    -0-         -0-           -0-            50,000         -0-             219,686
John H. Weiland........   13,769      312,624        28,411         36,464         400,596         319,275

---------------
(1) These options were granted over a period of years.

(2) Rounded value at $53.00 per share market price.

LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

     The table below sets forth information concerning long-term incentive awards made to the Named Executive Officers during the last fiscal year.

                                                                NUMBER OF
                                                             SHARES, UNITS OR    PERFORMANCE OR OTHER
                                                               OTHER RIGHTS     PERIOD UNTIL MATURATION
                           NAME                                    (#)               OR PAYOUT(1)
                           ----                              ----------------   -----------------------
William H. Longfield.......................................       76,000
Guy J. Jordan..............................................       19,000
Timothy M. Ring............................................       19,000
Charles P. Slacik..........................................       19,000
John H. Weiland............................................       19,000

---------------
(1) All awards reflected in the table are awards of performance-based restricted stock. For a discussion of the material terms of the awards, including the terms upon which they vest, see "Executive Compensation -- Compensation Committee Report -- Restricted Stock Awards."

PENSION TABLE

     The table below sets forth the aggregate estimated annual retirement benefits payable under the Company's Employees' Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan for employees retiring at normal retirement age (65) in 1999.

FIVE YEAR                                YEARS OF PARTICIPATION
AVERAGE        --------------------------------------------------------------------------
COMPENSATION      10         15         20         25         30         35         40
------------   --------   --------   --------   --------   --------   --------   --------
 $   50,000    $  7,000   $ 10,500   $ 14,000   $ 17,500   $ 21,000   $ 24,500   $ 28,000
    100,000      14,500     22,000     29,000     36,500     43,500     51,000     58,000
    150,000      22,000     33,000     44,000     55,000     66,000     77,000     88,000
    200,000      29,500     44,500     59,500     74,000     88,500    103,500    118,000
    250,000      37,000     55,500     74,000     92,500    111,000    129,500    148,000
    300,000      44,500     67,000     89,000    111,500    133,500    156,000    178,000
    400,000      59,500     89,500    119,000    149,000    178,500    208,500    238,000
    500,000      74,500    112,000    149,000    186,500    223,500    261,000    298,000
    600,000      89,500    134,500    179,000    224,000    268,500    313,500    358,000
    700,000     104,500    157,000    209,000    261,500    313,500    366,000    418,000
    800,000     119,500    179,500    239,000    299,000    358,500    418,500    478,000
    900,000     134,500    202,000    269,000    336,500    403,500    471,000    538,000
  1,000,000     149,500    224,500    299,000    374,000    448,500    523,500    598,000
  1,100,000     164,500    247,000    329,000    411,500    493,500    576,000    658,000
  1,200,000     179,500    269,500    359,000    449,000    538,500    628,500    718,000

     Under the Company's Employees' Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan, benefits are determined on the basis of an employee's pensionable earnings, which include regular salary, commissions, bonuses, overtime pay and shift differentials. Annual bonus amounts reflected in the Summary Compensation Table relate to the year in which such bonuses were accrued and are not included in the calculation of annual compensation for purposes of the Company's Employees' Retirement Plan, Excess Benefit Plan and Supplemental Executive Retirement Plan until the succeeding year.

     The estimated credited full years of service for Messrs. Longfield, Jordan, Ring, Slacik and Weiland are 10, 13, 7, 0 and 3, respectively. The estimated annual retirement benefits payable are based on employer contributions on a lifetime annuity basis to persons whose highest average compensation over a period of five consecutive years of service are in the indicated classifications. The benefits listed in the table are not subject to deductions for Social Security or any other offset amounts.

     Under the Supplemental Executive Retirement Agreement between the Company and Mr. Longfield described above under "Certain Compensation Arrangements," if Mr. Longfield were to retire at age 62, his estimated annual benefit at such time would be approximately $150,000 annually more than the estimated value of the Company's qualified and non-qualified pension plans available to Mr. Longfield at such age.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS

     The graph below compares the cumulative total shareholder return on the Company's Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the S&P Medical Products & Supplies Index over the same period. The graph assumes the investment of $100 in each of the Company's Common Stock, the S&P 500 Index and the S&P Medical Products & Supplies Index on December 31, 1994 and that all dividends were reinvested.
[Chart to Come]

                                                                                                         S&P MEDICAL PRODUCTS &
                                                     C.R. BARD, INC.              S&P 500 INDEX              SUPPLIES INDEX
                                                     ---------------              -------------          ----------------------
1994                                                       100                         100                         100
1995                                                       124                         135                         170
1996                                                       110                         170                         190
1997                                                       125                         225                         240
1998                                                       200                         280                         350
1999                                                       220                         350                         325

              PROPOSAL NO. 2 -- RATIFICATION OF THE APPOINTMENT OF
             ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP to audit the accounts of the Company for the fiscal year ending December 31, 2000. Because Arthur Andersen LLP's report will be addressed to the shareholders as well as the Board of Directors, the holders of Common Stock are asked to ratify this selection. The Company has been advised that a representative of Arthur Andersen LLP will be present at the Annual Meeting of Shareholders with the opportunity to make a statement if the representative desires to do so. It is expected that the representative will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.

MISCELLANEOUS

     The Company does not know of any business other than that described above to be presented for action to the shareholders at the meeting, but it is intended that the proxies will be exercised upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.

     The cost of this solicitation will be borne by the Company. It is contemplated that proxies will be solicited through the use of the mails, but officers and regular employees of the Company may solicit proxies personally or by telephone or special letter. The Company has retained the firm of Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies and expects to pay such firm a fee of approximately $8,000 plus out-of-pocket expenses. Although there is no formal agreement to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy material to their principals.

     The Annual Report of the Company for 1999, including certified financial statements, has been furnished to all persons who were shareholders of the Company on the record date for the Annual Meeting of Shareholders.

PROPOSALS OF SHAREHOLDERS

     A proposal of a shareholder intended to be presented at the next Annual Meeting of Shareholders and to be included in the Company's proxy statement must be received at the Company's principal executive offices at 730 Central Avenue, Murray Hill, New Jersey 07974 on or before November 11, 2000.

     In addition, the Company's By-laws set forth procedures to be followed by shareholders who wish to bring business before an annual meeting of shareholders or nominate candidates for election to the Board of Directors at an annual meeting of shareholders. Such procedures require that the shareholder give timely written notice to the Secretary of the Company. To be timely, such notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting, provided, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely notice must be received not later than the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made.

                                C. R. BARD, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

          The undersigned hereby constitutes and appoints Charles P. Slacik and
P Nadia C. Adler, and each of them, as attorneys and proxies, with power of substitution, to represent the undersigned and to vote all of the
R shares of stock of C. R. BARD, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of C. R. BARD, INC.
O to be held at the Hamilton Park Conference Center, 175 Park Avenue, Florham Park, New Jersey, on Wednesday, April 19, 2000 at 10:00 a.m.
X and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on
Y         any other business which may properly come before said meeting.

          Election of Directors,
          Nominees:              01. Marc C. Breslawsky
                                 02. William T. Butler, M.D.
                                 03. Elaine L. Chao


TO VOTE BY TELEPHONE, PLEASE SEE THE REVERSE SIDE OF THIS CARD. TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
               * FOLD AND DETACH HERE; RETAIN ADMISSION TICKET *

                    This portion of your proxy will serve as
                           an ADMISSION TICKET to the
                         Annual Meeting of Shareholders
                              of C. R. Bard, Inc.
                         should you be able to attend.

                         April 19, 2000. at 10:00 a.m.
                        Hamilton Park Conference Center
                                175 Park Avenue
                            Florham Park, New Jersey


                                            Attendee(s) Signature(s):


                                 -----------------------------------------------

                                 -----------------------------------------------
                                              Please print name(s)

    Please mark your
[X] votes as in this                                                        1436
    example.

     This proxy when properly executed will be voted in the manner directed hereon by the undersigned shareholder. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

------------------------------------------------------------------------------------------------------------------------------------
 The Board of Directors recommends a vote FOR each of the following proposals:
------------------------------------------------------------------------------------------------------------------------------------
                    FOR   WITHHELD                                 FOR  AGAINST   ABSTAIN
1. Election of     /  /   /  /             2. Ratification of      /  /  /  /     /  /
   Directors                                  Independent
  (see reverse)                               Public Accountants.



For, except vote withheld from the
following nominee(s):



_____________________________

------------------------------------------------------------------------------------------------------------------------------------

                                       Please mark this box if you plan to  /  /
                                                attend the meeting


                                   NOTE: This proxy must be signed exactly as name(s) appear(s) hereon. Executors, administrators, trustees, guardians, attorneys and officers signing for corporations should give full title. For joint accounts each owner must sign.

                                   _____________________________________________

                                   _____________________________________________
                                   SIGNATURE(S)                       DATE

                 FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL
                        AND RETURN IN ENCLOSED ENVELOPE


                               [BARD LOGO]

Dear Shareholder:

C. R. Bard, Inc. encourages you to take advantage of a convenient way to vote your shares. You can vote your shares telephonically 24 hours a day, seven days a week. This eliminates the need to return the proxy card.

TO VOTE BY PHONE: (ON A TOUCH-TONE TELEPHONE)
YOUR TELEPHONIC VOTE MUST BE RECEIVED BY 12:00 MIDNIGHT NEW YORK TIME ON APRIL 18, 2000.

- FROM THE U.S., CANADA AND PUERTO RICO - CALL TOLL FREE 1-877-PRX-VOTE (1-877-779-8683).

-    FROM OUTSIDE THE U.S., CANADA AND PUERTO RICO - call 201-536-8073.

YOU WILL BE ASKED TO ENTER THE VOTER CONTROL NUMBER LOCATED IN THE BOX JUST BELOW THE PERFORATION OF THE PROXY CARD. THE RECORDED INSTRUCTIONS WILL GUIDE YOU THROUGH THE VOTE-BY-PHONE PROCESS.

Your telephonic vote authorizes the named proxies, set forth on the reverse side of the above proxy card, to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. If you vote your shares telephonically, there is no need for you to mail back your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

P                               C. R. BARD, INC.
R
0             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
X
Y

The undersigned hereby constitutes and appoints Charles P. Slacik and Nadia C. Adler, and each of them, as attorneys and proxies, with power of substitution, to represent the undersigned and to vote all of the shares of stock of C. R. BARD, INC. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of C. R. BARD, INC. to be held at the Hamilton Park Conference Center, 175 Park Avenue, Florham Park, New Jersey, on Wednesday, April 19, 2000 at 10:00 a.m. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on any other business which may properly come before said meeting.

ELECTION OF DIRECTORS, NOMINEES:  01. MARC C. BRESLAWSKY
                                  02. WILLIAM T. BUTLER, M.D.
                                  03. ELAINE L. CHAO

      PLEASE MARK YOUR
 /X/  VOTES AS IN THIS                                                   1436
      EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED
        HEREON BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE,
                THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
-------------------------------------------------------------------------------
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:
-------------------------------------------------------------------------------

1.  Election of Directors (see reverse)

                  FOR         WITHHELD

                  / /            / /

For, except vote withheld from the following nominee(s):

    ---------------------------------------------------------------------------

2.  Ratification of Independent Public Accountants.

                  FOR         AGAINST           ABSTAIN

                  / /           / /               / /

-------------------------------------------------------------------------------

                                    Please mark this box if you plan
                                    to attend the meeting              / /

                                    NOTE: This proxy must be signed exactly
                                    as name(s) appear(s) hereon. Executors,
                                    administrators, trustees, guardians,
                                    attorneys and officers signing for
                                    corporations should give full title.
                                    For joint accounts each owner must sign.


                                    -------------------------------------------


                                    -------------------------------------------
                                      SIGNATURE(S)                    DATE

                                C. R. BARD, INC.

P             PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

R The undersigned hereby constitutes and appoints Charles P. Slacik and Nadia C. Adler, and each of them, as attorneys and proxies, with power
O of substitution, to represent the undersigned and to vote all of the shares of stock of C. R. BARD, INC. that the undersigned is entitled to
X vote at the Annual Meeting of Shareholders of C. R. BARD, INC. to be held at the Hamilton Park Conference Center, 175 Park Avenue, Florham
Y Park, New Jersey, on Wednesday, April 19, 2000 at 10:00 a.m. and at any adjournments thereof (a) as specified on the items listed on the reverse hereof, and (b) in accordance with their discretion on any other business which may properly come before said meeting.

     ELECTION OF DIRECTORS, NOMINEES:  01. Marc C. Breslawsky
                                       02. William T. Butler, M.D.
                                       03. Elaine L. Chao

TO VOTE BY TELEPHONE, PLEASE SEE THE REVERSE SIDE OF THIS CARD, TO VOTE BY MAIL, PLEASE MARK, SIGN AND DATE ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

--------------------------------------------------------------------------------
                 FOLD AND DETACH HERE; RETAIN ADMISSION TICKET



                                  [BARD LOGO]


Dear Bard Employee,

     In 1999, we met or exceeded nearly all of our objectives. Your hard work helped us to achieve our outstanding results, which we must now build upon. We look forward to continuing to successfully grow the business.


                                     /s/ Bill


                                     William H. Longfield

--------------------------------------------------------------------------------

 This portion of your proxy will serve as
        an ADMISSION TICKET to the
      Annual Meeting of Shareholders
            of C. R. Bard, Inc.
       should you be able to attend.                   Attendee(s) Signature(s):

       April 19, 2000, at 10:00 a.m.                   ------------------------
      Hamilton Park Conference Center
              175 Park Avenue                          ------------------------
         Florham Park, New Jersey                        Please print name(s)

/X/ PLEASE MARK YOUR
    VOTES AS IN THIS
    EXAMPLE.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREON BY THE UNDERSIGNED SHAREHOLDER.
    IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR  PROPOSALS 1 AND 2.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE FOLLOWING PROPOSALS:

                              FOR          WITHHELD
 1. Election of               / /             / /
    Directors
    (see reverse)

 For, except vote withheld from the following nominee(s):

 ___________________________________________________

2. Ratification of          FOR            AGAINST          ABSTAIN
   Independent Public       / /              / /               / /
   Accountants.



                                        PLEASE MARK THIS BOX IF YOU PLAN TO  / /
                                                  ATTEND THE MEETING

                              NOTE: This proxy must be signed exactly as name(s) appear(s) hereon. Executors, administrators, trustees, guardians, attorneys and officers signing for corporations should give full title. For joint accounts each owner must sign.



                              __________________________________________________



                              __________________________________________________
                              SIGNATURE(S)                           DATE
-------------------------------------------------------------------------------
 FOLD AND DETACH HERE IF YOU ARE VOTING BY MAIL AND RETURN IN ENCLOSED ENVELOPE





                                  [BARD LOGO]

Dear Shareholder:

C. R. Bard, Inc. encourages you to take advantage of a convenient way to vote your shares. You can vote your shares telephonically 24 hours a day, seven days a week. This eliminates the need to return the proxy card.

TO VOTE BY PHONE: (ON A TOUCH-TONE TELEPHONE)
YOUR TELEPHONIC VOTE MUST BE RECEIVED BY 12:00 MIDNIGHT NEW YORK TIME ON APRIL 18, 2000.

- FROM THE U.S., CANADA AND PUERTO RICO--CALL TOLL FREE 1-877-PRX-VOTE (1-877-779-8683).

- FROM OUTSIDE THE U.S., CANADA AND PUERTO RICO--CALL 201-536-8073.

YOU WILL BE ASKED TO ENTER THE VOTER CONTROL NUMBER LOCATED IN THE BOX JUST BELOW THE PERFORATION OF THE PROXY CARD. THE RECORDED INSTRUCTIONS WILL GUIDE YOU THROUGH THE VOTE-BY-PHONE PROCESS.

Your telephonic vote authorizes the named proxies, set forth on the reverse side of the above proxy card, to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. If you vote your shares telephonically, there is no need for you to mail back your proxy card.

                 YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.